Exhibit 99.1
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626
NEWS RELEASE
November 16, 2010

Analyst Contact:	Kevin Donnelly	203-926-4784
Media Contact:	Michael A. West Jr.	2203-499-3858
UIL Holdings Corporation Completes Acquisition of
Three Gas Distribution Companies
New Haven, Connecticut- November 16, 2010 — UIL Holdings Corporation (NYSE:UIL) today announced it has completed the acquisition of three New England-based gas distribution companies — The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company.
UIL acquired the three companies from a subsidiary of Iberdrola SA for $1.296 billion, less net debt of approximately $331.1 million and a preliminary working capital adjustment of approximately $47.0 million, resulting in cash consideration at closing of approximately $917.9 million to Iberdrola. While the aggregate purchase price was unchanged, the cash consideration paid at closing was greater than the prior estimate of $885 million due to lower actual levels of net debt assumed, partially offset by the preliminary working capital adjustment.
“We are very pleased to have completed this transaction, which will make UIL Holdings a stronger and more diversified energy company,” said UIL President and Chief Executive Officer James P. Torgerson.
“We greatly appreciate the careful attention that regulators gave to this transaction,” Torgerson added.
The Connecticut Department of Public Utility Control approved the change of control of the Connecticut gas companies to UIL on November 10, 2010, and the Massachusetts Department of Public Utilities determined its approval was not required with respect to the acquisition of Berkshire.
Along with UIL’s existing electric utility, The United Illuminating Company, the acquisition of the three natural gas companies creates an energy delivery company that will now serve a total of 690,000 utility customers in 66 communities across two states, with combined 2009 annual revenues of $1.63 billion. As a result of the deal, UIL’s total number of employees has grown to 1,858.
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Torgerson noted that UIL remains committed to maintaining the highest quality of service to all of its customers, and expects to add employees and create jobs in Connecticut as a result of this acquisition.
“All four companies have a deep tradition of commitment to the communities they serve, and to meeting their customers’ needs,” he added. “We are confident the integrated resources and best practices resulting from this transaction will provide our customers with the highest reliability, superior customer service and unique customer opportunities in the ever-changing energy marketplace. In addition, we believe the transformative and expected accretive nature of these acquisitions will enhance our value to UIL shareholders.”
Safe Harbor Provision
Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, UIL’s expectations with respect to the benefits, costs and other anticipated financial impacts of the gas company acquisition transaction; future financial and operating results of the corporation; and the corporation’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements are based on the corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, changes in financial markets, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, timing, markets, products, services and prices of the corporation’s subsidiaries. Examples of such risks and uncertainties specific to the transaction include, but are not limited to the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in the corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
About UIL Holdings Corporation
Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 690,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.
UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region.
For more information on UIL Holdings, visit http://www.uil.com.
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